Exhibit 99.1

Canterbury Park Holding Corporation Announces Special Cash Dividend

SHAKOPEE, Minn.--(BUSINESS WIRE)--June 10, 2016--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced that its Board of Directors has declared a cash dividend of $.25 per share of common stock. The special dividend will be paid on June 30, 2016 to shareholders of record on June 20, 2016. The Company currently has approximately 4,275,939 shares of common stock outstanding.

The Company has not adopted any plan or policy with regard to paying dividends. Future dividend action by our Board, if any, following payment of the special dividend on June 30, 2016, will be based on consolidated earnings, projected future earnings and estimated cash requirements when such dividend action is next considered.

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 69-day 2016 live race meet begins on May 20th and ends September 17th. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:

From time-to-time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, we may make forward-looking statements concerning possible or anticipated future financial performance, prospective business activities or plans which are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends” or similar expressions. For such forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could affect our actual results and cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: material fluctuations in attendance at the Racetrack, decline in interest in wagering on horse races at the Racetrack, at other tracks, or on unbanked card games offered at the Card Casino, competition from other venues offering unbanked card games or other forms of wagering, a greater than anticipated expenses or lower than anticipated return on our development of our underutilized land. competition from other sports and entertainment options, increases in compensation and employee benefit costs, increases in the percentage of revenues allocated for purse fund payments, higher than expected expenses related to new marketing initiatives, the impact of wagering products and technologies introduced by competitors, legislative and regulatory decisions and changes, the general health of the gaming sector, and other factors that are beyond our ability to control or predict.

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223